UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   McDonough, Robert J.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   7/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President WW Refrigeration/
   European & Latin Am Ops. (EVP)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership        7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct        Indirect
                             Date        Code                  A                Beneficially   (D) or              Beneficial
                             (Month/                           or               Owned at       Indirect            Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value      07/18/02    A(1) V     15,500     A                102,644        Direct
$0.01 per share


                                                                 1




Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative        2)Conversion     3)Trans-  4)Trans-       5)Number of Derivative      6)Date Exercisable and
Security                     or Exercise      action    action         Securities Acquired (A)     Expiration Date
                             Price of         Date      Code           or Disposed of (D)
                             Derivative                 ----------------------------------------------------------------------------
                             Security                   Code  V        A              D            Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-  7)Title and Amount                  8)Price    9)Number of      10)Ownership   11)Nature of
Security                     action    of Underlying                       of Deri-   Derivative       Form of        Indirect
                             Date      Securities                          vative     Securities       Derivative     Beneficial
                                                              Amount or    Security   Beneficially     Security: or   Ownership
                                                              Number of               Owned at         Direct (D) or
                                       Title                  Shares                  End of Month     Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:

(1)  Restricted Stock Award.

-  Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Robert J. McDonough
DATE 08/8/02